Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The Global Consulting Group
(805) 987-8741	Investor Relations

(925) 946-9392

FOR IMMEDIATE RELEASE

April 24, 2003

POWER-ONE ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2003

•      Q1’03 net sales of $56.3 million, up 16% vs. $48.4 million in Q1 ’02

•      Q1’03 GAAP loss of $0.04 per basic share vs. Q1’02 GAAP net loss of $0.09 per basic share

•      Q1’03 book-to-bill ratio improved to 1.08 from 0.81 in Q4 ’02

•      Q2’03 outlook for sales of $58-$63 million and GAAP net loss of $0.06-$0.09

•      Company announces new Silicon Power Systems division, “maXyz” silicon-based product line, and new corporate image

Camarillo, CA, April 24, 2003 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the first fiscal quarter ended March 30, 2003 increased 16.4%, or $7.9 million, to $56.3 million compared to $48.4 million for the first quarter of 2002.  Revenues for the quarter represent a 14.7% sequential decline compared with net sales of $66.0 million for the fourth quarter of 2002.

GAAP net loss for the first fiscal quarter ended March 30, 2003 was $3.1 million, or $0.04 per basic share compared with a GAAP net loss of $7.2 million, or $0.09 per basic share, for the same quarter in 2002.  GAAP net income for the fourth quarter of 2002 was $5.1 million, or $0.06 per diluted share.

Included in the GAAP net loss for the first quarter ended March 30, 2003 are several items which the Company considers non-operational in nature.  These items consist of a net $767 thousand pre-tax benefit reducing cost of goods sold related to supplier liabilities that were settled during the first quarter; a $468 thousand pre-tax charge related to the Company’s deferred compensation plan, which concluded in January 2003; and an income tax charge of $1.5 million to establish a valuation allowance against deferred tax assets generated during the quarter.  The GAAP results for the same quarter last year included a pre-tax restructuring charge of $182 thousand; pre-tax deferred stock compensation charges of $1.8 million; and a net tax benefit of $589 thousand related to a change in the tax law allowing the Company to claim a $4.7 million refund, offset by a deferred tax valuation allowance charge of $4.1 million.

Net new orders in the first quarter of 2003 were $60.7 million, an increase of 13.3% compared with $53.6 million of net new orders recorded during the fourth quarter of 2002.  The book-to-bill ratio was 1.08 for the first quarter of 2003 compared with 0.81 in the fourth quarter of 2002.  The Company’s 180-day backlog at the end of the first quarter was $39.9 million, an improvement of 21.6% compared with $32.8 million at the end of the fourth quarter of 2002;  90-day backlog was $36.1 million, an increase of 23.9% compared with $29.2 million at the end of the fourth quarter.  Overall turns business was approximately 50% during the first quarter compared with 40% in the fourth quarter of 2002.  The Company expects turns business to be in the range of 40% to 45% during the second quarter of 2003.

“The impact of our aggressive cost reduction program was clearly evident during the first quarter as we were able to achieve positive EBITDA while maintaining significant investments in R&D,” said Steve Goldman, chief executive officer of Power One. “We continued to see other signs of financial improvement as well, including a faster than expected recovery in gross margins to the mid-30s, and significant growth in our backlog as a result of very strong bookings.”

Mr. Goldman continued, “During the quarter, we completed three major strategic initiatives.  First, as we announced today, we completed the formation of a new division within the Company, Silicon Power Systems, which introduced its first and very innovative product to the market.  This is a result of our increased investment in new technology over the last 18 months.”

“The new SPS product line, named “maXyz”, (pronounced max-sys) is our first entry into a silicon-based product using a fabless semiconductor business model.  The first product, the maXyz 3000 Series is capable of 15 Amps of output current with a footprint smaller than a contact lens and only 1.5mm high.  This product puts Power-One at the forefront of technology in the leading position for the Intermediate Bus Architecture systems — and this is only the first of many products in this new area.”

“Second, as we also announced today, we launched a new corporate image initiative that includes the first redesign of our logo since the company was founded 30 years ago.  We created this image and logo to reflect changes at Power-One and to highlight our launch into new technological and business strategies.”

“Third, we announced the acquisition of di/dt in February, which significantly enhanced our product pipeline and strengthened our R&D team in the area of DC/DC bricks and Point of Load (POL) products.”

Mr. Goldman concluded: “Power-One remains focused on restoring its profit potential in today’s adverse economic environment while remaining committed to strengthening our business through prudent capital management and providing the advanced technology our customers need.  I am extremely excited about our new change campaign and the formation of our SPS division.  The new ‘maXyz’ X3000 Series is the densest product in the market and, shows how Power-One is ‘changing the shape of power’, especially in innovative packaging and circuitry.”

Future Outlook

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

For the second quarter of 2003, the Company anticipates net sales to be in the range of $58-$63 million.  However, the Company expects to incur higher operating costs related to the recent acquisition of di/dt and the Company’s new Silicon Power Systems division.  As a result, the Company anticipates a GAAP net loss per basic share in the range of $0.06-$0.09.  The Company also expects that gross margins will be in the range of 36%-37% and that new product development initiatives may cause R&D expenditures to be higher.

The Company expects the industry environment to remain very challenging due to the ongoing recession in the telecommunications industry, which continues to experience weak demand, lower carrier capex and soft enterprise spending.  As a result, the Company expects industry fundamentals to remain soft for the balance of 2003.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, April 24, 2003 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com through April 30, 2003.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has approximately 2,200 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “may,” “anticipate,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including a continuation of the general economic slowdown, continued price pressure, ongoing pervasive weakness throughout the communications industry and increased R&D expenditures above previous levels.  See “Risk Factors” in the Company’s 2002 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 30,	March 31,
	2003	2002
NET SALES	$56,321	$48,399
COST OF GOODS SOLD	34,942	35,793
GROSS PROFIT	21,379	12,606

EXPENSES:
Selling, general and administrative	14,994	13,899
Engineering and quality assurance	9,088	8,300
Amortization of intangible assets	777	1,513
Restructuring costs	—	182
Total expenses	24,859	23,894

LOSS FROM OPERATIONS	(3,480)	(11,288)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	542	595
Interest expense	(238)	(312)
Other income (expense), net	1,049	(212)
Total interest and other income (expense)	1,353	71

LOSS BEFORE INCOME TAXES	(2,127)	(11,217)

PROVISION (BENEFIT) FOR INCOME TAXES	995	(3,970)

NET LOSS	$(3,122)	$(7,247)

BASIC LOSS PER SHARE	$(0.04)	$(0.09)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING(1)	81,771	79,407

EBITDA(2)	$1,436	$(6,016)

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Below is a reconciliation from operating loss in accordance with GAAP to EBITDA:

Operating loss	(3,480)	(11,288)
Depreciation	3,090	3,971
Amortization	777	1,513
Other income (expense), net	1,049	(212)
EBITDA	1,436	(6,016)

The Company believes that EBITDA is a measure indicative of its ability to generate cash.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	March 30,	December 29,
	2003	2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$103,382	$107,109
Accounts receivable:
Trade (net of allowance)	45,380	49,395
Other	6,320	7,379
Notes receivable	3,000	3,000
Inventories	51,504	48,751
Refundable income taxes	106	122
Prepaid expenses and other assets	4,210	6,526

Total current assets	213,902	222,282

PROPERTY & EQUIPMENT, net	60,831	59,436
PROPERTY & EQUIPMENT HELD FOR SALE	4,752	7,573
INTANGIBLE ASSETS, net	57,038	50,938
NOTES RECEIVABLE	2,972	4,485
OTHER ASSETS	11,186	16,149

TOTAL ASSETS	$350,681	$360,863

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facility	$729	$717
Current portion of long-term debt	546	572
Accounts payable	28,468	27,015
Restructuring reserve	5,876	8,252
Deferred income taxes	1,756	1,773
Other accrued expenses	23,620	33,630

Total current liabilities	60,995	71,959

LONG-TERM DEBT, less current portion	8,379	8,908
DEFERRED INCOME TAXES	68	61
OTHER LIABILITIES	525	797

STOCKHOLDERS’ EQUITY:
Common stock	83	80
Additional paid-in capital	590,615	586,038
Accumulated other comprehensive income	18,532	18,414
Accumulated deficit	(328,516)	(325,394)

Total stockholders’ equity	280,714	279,138

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$350,681	$360,863

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 30,	March 31,
	2003	2002
Orders	$60,669	$47,712

Sales	$56,321	$48,399

Operating Loss	$(3,480)	$(11,288)

Net Loss	$(3,122)	$(7,247)

Basic Loss Per Share(1)	$(0.04)	$(0.09)

EBITDA(2)	$1,436	$(6,016)

Weighted Average Shares Outstanding(1)	81,771	79,407

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Below is a reconciliation from operating loss in accordance with GAAP to EBITDA:

Operating loss	(3,480)	(11,288)
Depreciation	3,090	3,971
Amortization	777	1,513
Other income (expense), net	1,049	(212)
EBITDA	1,436	(6,016)

The Company believes that EBITDA is a measure indicative of its ability to generate cash.